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                                EXHIBIT 4-2
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                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                              AND RELATIVE RIGHTS,
                        QUALIFICATIONS, LIMITATIONS AND
                                  RESTRICTIONS
                                     OF THE
                           SERIES B-2 PREFERRED STOCK
                                       OF
                        MERCANTILE BANCORPORATION, INC.

                            -----------------------

                   Pursuant to Section 351.180 of the General
             and Business Corporation Law of the State of Missouri
                            -----------------------


            I, Ralph W. Babb, Jr., the Vice Chairman of Mercantile Bancorporation, Inc. (the "Company"), a corporation organized and existing under and by virtue of the provisions of the General and Business Corporation Law of the State of Missouri, in accordance with the provisions of Section
351.180.7 thereof, DO HEREBY CERTIFY:

            FIRST: The Articles of Incorporation of the Company, as amended and currently in effect, authorize the issuance of 5,000,000 shares of Preferred Stock, having no par value (the "Preferred Stock"), and, further, authorize the Board of Directors of the Company, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the shares of each series so established.

            SECOND: The Board of Directors of the Company, at a meeting duly convened and held on the 12th day of January, 1995, at which a quorum was present and voting throughout, duly adopted resolutions designating and setting forth the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of a certain series of said Preferred Stock, other than those which apply to all series of Preferred Stock (for a statement of which reference is made to Article Two of the aforementioned Articles of Incorporation), and authorizing the issuance of a new series of Preferred Stock, as follows:

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            1.   Designation and Amount.
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                 There shall be a series of the preferred stock of the Company which shall be designated as the "Series B-2 Preferred Stock," no par value, and the number of shares constituting such series shall be 9,500.

            2.   Definitions and Further Designations.
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            As used herein, the following terms shall have the respective meanings ascribed to them and the following designations are hereby made:

            "Board" shall mean the Board of Directors of the Company.

            "GBCL" shall mean the General and Business Corporation Law of the State of Missouri, as amended.

            "Preferred Share" shall mean any share of Series B-2 Preferred
Stock.

            "Redemption Date" shall mean and be the date specified in a Redemption Notice as the effective date of an optional redemption by the Company pursuant to Section 4 hereof.

            "Redemption Notice" shall mean and be the notice to holders of Preferred Shares of a redemption at the option of the Company pursuant to
Section 4 hereof.

            "Redemption Price" shall mean and be One Thousand Dollars ($1,000) for each Preferred Share plus all accrued but unpaid dividends thereon, whether or not earned or declared, accrued to the Redemption Date.

            "Restrictive Covenant" shall mean any covenant in any credit agreement or other agreement by which the Company is bound and which has the effect of restricting the ability of the Company to pay dividends.

            "Stated Value" of each Preferred Share shall mean and be Ten Dollars ($10).

            3.   Dividends.
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            (a)  The holders of Series B-2 Preferred Stock, in preference to the holders of common stock, shall be entitled to receive, when and as declared by the Board, out of net profits of the Company (determined in the manner hereinafter provided) cash dividends thereon, to and including the date of the retirement of such stock, at the rate of Eighty-Five Dollars ($85) per share per year. Such dividends on each share shall be payable at such times as shall be determined by the Board.

            (b) Such dividends shall be cumulative, so that if dividends at the rate required to be paid on the stock shall not have been paid upon or declared and set apart for

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such stock, the deficiency shall be fully paid or declared and set apart before any dividend or other distribution, whether in cash, property, stock, or otherwise, shall be declared, ordered, set apart, paid or made in respect of the common stock. Dividends on the Series B-2 Preferred Stock shall be deemed to accrue from day to day.

            4.   Redemption at Option of Company.
                 --------------------------------

            (a) The Company may at any time, at its discretion, as expressed by resolution of the Board, retire the outstanding Series B-2 Preferred Stock as a whole by paying, for each share to be redeemed, the Redemption Price; provided that no shares of Series B-2 Preferred Stock shall be called for
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redemption unless all accrued dividends (whether or not earned or declared) to the dividend payment date next preceding the Redemption Date shall have been paid on all shares of Series B-2 Preferred Stock at the time outstanding.

            (b) Not less than thirty (30) days prior to the applicable Redemption Date, a Redemption Notice shall be mailed to each holder of record of the Series B-2 Preferred Stock at their post office address last shown on the stock register of the Company. The Redemption Notice shall:

                 (i) Identify the number of Preferred Shares to be redeemed from the recipient of the notice;

                 (ii)   State the Redemption Date and Redemption Price; and

                 (iii) State the manner and the place for delivery to the Company of the certificate or certificates representing the Preferred Shares to be redeemed.

            (c) On or before the Redemption Date, each holder of Preferred Shares to be redeemed shall surrender the certificate or certificates representing such Preferred Shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such Preferred Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

            (d) From and after the Redemption Date (unless the Company shall default in payment of the Redemption Price), all dividends on shares called for redemption shall cease to accrue, such shares shall be deemed to be no longer outstanding, and all rights of the holders thereof as shareholders of the Company, except the right to receive the Redemption Price, shall terminate.

            (e) The Board shall have full power and authority subject to the limitations and provisions herein contained to prescribe the manner in which and the terms and conditions upon which the Series B-2 Preferred Stock shall be redeemed from time to time.

            5.   Liquidation.  In the event of any liquidation, dissolution,
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or winding up of the Company, whether voluntary or involuntary, before any payment or other distribution,

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whether in cash, property, or otherwise, shall be made to the holders of common stock, the holders of Series B-2 Preferred Stock shall be entitled to receive One Thousand Dollars ($1,000) for each share of such stock held by them plus an amount equal to all unpaid dividends thereon, whether or not earned or declared, accrued to the date of payment, but shall not be entitled to any other further payment. The relative rights of Series B-1 and B-2 Preferred Stock under such circumstances shall be pari passu
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in that holders of each Series of Preferred Stock will receive, pro rata according to their relative preferential rights, all amounts due them before any distribution shall be made to the holders of common stock; provided, however, that a merger or consolidation in accordance with law
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shall not be deemed a liquidation, dissolution or winding up of the company within the meaning of this Section.

            6.   Voting Rights.  Holders of shares of Series B-2 Preferred
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Stock shall have no voting rights except with respect to a dissolution, a merger or consolidation, or with respect to any proposal that would adversely effect the preferences, privileges and other rights annexed to such shares; and upon a proposal to increase the authorized Preferred Stock of the Company. Provided, however, in case as many as two semi-annual dividend payments
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(whether or not consecutive and whether or not earned or declared) on the
Series B-2 Preferred Stock shall be in arrears, then, and until all arrearages of dividends upon the Series B-2 Preferred Stock shall have been paid and the full dividend on the outstanding Series B-2 Preferred Stock for the then current semi-annual dividend period shall have been declared and funds set apart for the payment thereof, the holders of Series B-2 Preferred Stock at the time outstanding shall be entitled to vote, share for share, on an equal basis with holders of common capital stock.

            7.   Preemptive Rights.  The holders of Series B-2 Preferred
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Stock shall have no preemptive rights.

            8.   Status of Shares.  Shares of Series B-2 Preferred Stock
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redeemed, purchased or otherwise acquired for value by the Company, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock.

            9.   Amendment and Waiver.  No amendment, modification or waiver
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of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege granted hereby shall operate as a waiver, amendment or modification of any provision hereof.

            10.  Miscellaneous.  There shall be no other rights attributable
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to the Series B-2 Preferred Stock or ownership of the Series B-2 Preferred
Stock other than as set forth herein, in the Articles of Incorporation of the Company, or as shall be set forth by statute.

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            IN WITNESS WHEREOF, Mercantile Bancorporation, Inc. has caused this Certificate to be signed by its Vice Chairman and attested by its Assistant Secretary this 24th day of April 1995.

                                     MERCANTILE BANCORPORATION, INC.



                                     By:s/Ralph W. Babb, Jr.
                                        ----------------------
                                        Ralph W. Babb, Jr.
                                        Vice Chairman
(SEAL)


Attest:


s/Michael J. Marshall
- --------------------------------------
Michael J. Marshall
Assistant Secretary


STATE OF MISSOURI          )
                           )
CITY OF ST. LOUIS          )


            On this 24th day of April 1994, before me personally appeared Ralph W. Babb, Jr., to me personally known, who, being by me duly sworn, did say that he is the Vice Chairman of Mercantile Bancorporation, Inc., a Missouri company, and that he signed the foregoing document as President of the company, and that the said instrument was signed and sealed on behalf of said company by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said company.

            IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.


                                  s/Latitia O. Williams
                                  -------------------------------------
                                               Notary Public

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